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ASTEC REPORTS SECOND QUARTER 2020 RESULTS
Second Quarter 2020 Highlights (all comparisons are made to the prior year second quarter):
•Net Sales decreased 13.0% to $265.3M; Adjusted Net Sales decreased just 6.8% due to $20.0M included in 2019 sale of a wood pellet plant
•Gross margin of 22.5% decreased 480 bps; Adjusted Gross margin increased 100 bps
•EPS of $0.41 compared to $1.03 a year ago; adjusted EPS of $0.67 increased 81.1%
•EBITDA decreased 53.2% to $17.4M; adjusted EBITDA of $25.3M increased 46.9% from $17.2M a year ago; adjusted EBITDA margin of 9.5% increased 350 bps
•Announced the closure of our Mequon, Wisconsin facility; in-line with global footprint consolidation strategy
CHATTANOOGA, Tenn. (August 5, 2020) – Astec Industries, Inc. (Nasdaq: ASTE) announced today its financial results for second quarter 2020 ending June 30, 2020.
Second quarter of 2020 net sales of $265.3 million decreased 13.0% compared to $304.8 million for the second quarter of 2019. Domestic sales decreased $24.7 million or 10.0% and international sales decreased $14.8 million or 25.3% due to COVID-19 related business disruptions in the second quarter versus last year. Excluding the impact of foreign currency, net sales decreased 11.4%.
Backlog as of June 30, 2020 of $182.0 million decreased by $64.1 million, or 26.1% compared to the backlog of $246.1 million a year ago driven by lower Materials and Infrastructure Solutions orders, which were down 17.3% and 30.9%, respectively.  Domestic backlog decreased by 20.6% to $128.3 million while International backlog decreased by 36.6% to $53.6 million. Lower orders were driven by COVID-19 uncertainties.
Operating income of $10.9 million in the second quarter of 2020 decreased 64.4% compared to $30.5 million in the second quarter 2019. In relation to the company’s efforts to simplify the organization, the company incurred a $7.9 million pre-tax restructuring charge or $0.26 per share net of taxes related to asset impairment, inventory write-down, reduction in labor force and the closing of our Mequon, Wisconsin facility. Second quarter of 2020 adjusted operating income of $18.8 million, increased 77.8% compared to $10.5 million a year ago. Adjusted operating margin of 7.1% increased 340 basis points from 3.7% in second quarter 2019 largely driven by our transformation initiatives put in place beginning in late 2019. SG&A expenses decreased 19.0% on a dollar basis driven by reductions in consulting fees, travel and employee expenses.
Adjusted EBITDA of $25.3 million increased 46.9% compared to $17.2 million a year ago.  Adjusted EBITDA margin of 9.5% increased 350 basis points from 6.0% in second quarter 2019.
Excluding restructuring charges mentioned above, adjusted net income of $15.3 million increased 81.6% compared to the prior year period, while adjusted EPS of $0.67 increased 81.1% compared to $0.37 for second quarter 2019.
"During the second quarter, we continued to make significant progress against our initiatives to Simplify, Focus and Grow our business. In the quarter, we announced the closure of our Mequon, Wisconsin location, which is where we built our Telsmith products. This closure will enable us to leverage our footprint more efficiently as these products are transferred to different Astec facilities," said Barry Ruffalo, CEO of Astec. "In addition, supporting our Grow strategic pillar, we recently announced the acquisition of two premier full-line concrete batch plant manufacturers, CON-E-CO and BMH, both of which will significantly strengthen our Infrastructure Solutions group and provide our customers with access to the most robust line of concrete products in the infrastructure industry. We continue to look for ways to grow regionally in attractive markets that build upon our strong foundational product lines."
"Second quarter results also demonstrated traction on our strategic transformation with Adjusted EBITDA and 350 bps expansion in Adjusted EBITDA margin, despite the decrease in net sales, a direct result of the restructuring initiatives taken in 2019 and 2020. While we remain cautious given the global pandemic, we are well positioned to navigate the economic challenges ahead of us with a more efficient and streamlined organizational structure, a strong balance sheet and ample liquidity."
We have provided a spreadsheet recasting two years of historical segment financials that have been made available under the Investor Relations section of the Astec Industries, Inc. website.
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

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COVID-19 Business Continuity and Operations Update
We continue to execute on COVID-19 measures we announced in our April 1, 2020 COVID-19 Business Update and our first quarter 2020 earnings call. These measures were taken in order to ensure the health and wellbeing of our employees, their families and communities in which we operate, while continuing to serve our customers’ critical needs. Below is a COVID-related update by category:
Balance Sheet and Liquidity
The Company remains focused on liquidity and cash preservation. We ended the quarter with a net cash position of $119.8 million with total debt of $1.4 million. The Company has available liquidity in excess of $270.6 million as of June 30, 2020.
Operations
During the second quarter of 2020, we experienced a temporary suspension of operations at two of our facilities, Johannesburg, South Africa, and Omagh, Northern Ireland, in observance of government mandates. These two facilities were closed for approximately one month and both resumed operations during the month of May.
All of our facilities are now operational and able to meet current demand levels. We continue to manufacture our products to building and maintaining the infrastructure used to move goods to market, facilitate the transportation needs of communities and for public health and safety.
Supply Chain
We have not experienced any interruption to our supply chain and are able to source the necessary materials needed to meet our customers’ needs. We are closely monitoring our supply chain and are ready to take proactive actions as needed to mitigate any potential disruptions. We have increased the frequency of communications with our suppliers and customers to ensure business continuity, anticipate, and prepare for any new developments.
Cost Management
We have implemented additional actions to help mitigate the financial and operations impacts of COVID-19, including reducing expenses and conserving cash. These actions include:
•Overall headcount reduction of 15% since 2Q19
•Suspension of all hiring, except for critical positions
•Discretionary spending reductions
•Working capital management to ensure efficient accounts receivable processing with our customers

Mr. Ruffalo continued, “I am very proud of how our team members have embraced and adapted to the COVID-19 situation as an organization and how we have managed through this challenging environment. At the onset of the pandemic, we immediately took proactive measures to ensure the safety and wellbeing of our employees, suppliers and customers, while we continued to execute on our strategy and drive profitable growth in the quarter. We remain well-positioned to navigate the economic challenges ahead of us with our more efficient and streamlined organizational structure, a strong balance sheet and ample liquidity. I am confident that we will come out of the COVID-19 pandemic a stronger and more resilient organization.”
Investor Conference Call and Web Simulcast
Astec will conduct a conference call and live webcast today, August 5, 2020, at 10:00 A.M. Eastern Time, to review its second quarter 2020 results as well as current business conditions. The number to call for this interactive teleconference is (877) 407-9210 (at least 10 minutes prior to the scheduled time for the call). International callers should dial (201) 689-8049. You may also access a live webcast of the call by visiting www.webcaster4.com/Webcast/Page/2146/36087. You will need to give your name and company affiliation and reference Astec Industries. An archived webcast will be available for ninety days at www.astecindustries.com.
A replay of the conference call will be available through August 19, 2020 by dialing (877) 481-4010 or (919) 882-2331 for international callers, Conference ID # 36087. A transcript of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within five business days after the call.
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

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About Astec
Astec, (www.astecindustries.com), is a manufacturer of specialized equipment for asphalt road building, aggregate processing and concrete production. Astec’s manufacturing operations are divided into two primary business segments: Infrastructure Solutions that includes road building, asphalt and concrete plant, thermal and storage solutions; and Materials Solutions that include our aggregate processing and mining equipment.
Forward-Looking Statements
The information contained in this presentation and discussion contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from (i) restructuring initiatives, (ii) changes in the business segments (iii) the effect of changes in backlog (iv) the acquisition of CON-E-CO and BMH, (v) the closure of our Mequon, Wisconsin location and associated efficiencies, (vi) the impact of the COVID-19 pandemic on the global demand for the Company's products, and (vii) the impacts of the COVID-19 pandemic on the Company's financial condition and business operations. These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements. These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated. Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements. Important factors that could cause future events or actual results to differ materially include: general uncertainty in the economy, oil, gas and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company’s products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2019.
For Additional Information Contact:
Steve Anderson
Senior Vice President of Administration and Investor Relations, Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

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Astec Industries Inc.
Condensed Consolidated Statements of Income
(In millions, except shares in thousands and per share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net sales	$265.3	$304.8	$554.1	$630.6
Cost of sales	205.7	221.5	420.5	470.4
Gross profit	59.6	83.3	133.6	160.2

Operating expenses:
Selling, general and administrative	42.7	52.8	98.9	110.9
Restructuring and asset impairment charges	6.0	—	8.7	0.6
Total operating expenses	48.7	52.8	107.6	111.5
Operating income	10.9	30.5	26.0	48.7

Other income (expense):
Interest expense	(0.1)	(0.5)	(0.2)	(1.1)
Miscellaneous, net	0.3	0.4	0.8	0.8
Income before income taxes	11.1	30.4	26.6	48.4
Provision (benefit) from income taxes	1.8	7.0	(3.3)	10.7
Net income attributable to controlling interest	$9.3	$23.4	$29.9	$37.7

Earnings per common share
Basic	$0.41	$1.04	$1.33	$1.67
Diluted	0.41	1.03	1.32	1.66

Weighted-average shares outstanding
Basic	22,584	22,509	22,567	22,503
Diluted	22,711	22,667	22,715	22,656

EPS *	$0.41	$1.03	$1.32	$1.66
Restructuring and unusual	0.35	(0.88)	0.39	(0.86)
Goodwill impairment	—	—	0.07	—
Provision of income taxes	(0.09)	0.22	(0.11)	0.22
Adjusted EPS *	$0.67	$0.37	$1.67	$1.02

* Diluted EPS

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

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Astec Industries Inc.
Segment Revenues and Profits
(In thousands; unaudited)

	Three Months Ended June 30				Six Months Ended June 30
	Infrastructure Solutions	Material Solutions	Corporate	Total	Infrastructure Solutions	Material Solutions	Corporate	Total

2020 Revenues	$181,851	$83,448	$—	$265,299	$384,469	$169,678	$—	$554,147
2019 Revenues	197,965	106,837	—	304,802	417,214	213,368	—	630,582
Change $	(16,114)	(23,389)	—	(39,503)	(32,745)	(43,690)	—	(76,435)
Change %	(8.1)%	(21.9)%	—%	(13.0)%	(7.8)%	(20.5)%	—%	(12.1)%

2020 Gross profit	38,289	21,214	112	59,615	91,213	42,219	204	133,636
2020 Gross profit %	21.1%	25.4%	—%	22.5%	23.7%	24.9%	—%	24.1%
2019 Gross profit	57,743	25,493	81	83,317	109,053	51,038	76	160,167
2019 Gross profit %	29.2%	23.9%	—%	27.3%	26.1%	23.9%	—%	25.4%
Change $	(19,454)	(4,279)	31	(23,702)	(17,840)	(8,819)	128	(26,531)

2020 Profit / (loss)	14,215	8,469	(13,604)	9,080	31,435	14,504	(16,528)	29,411
2019 Profit / (loss)	26,926	8,489	(12,563)	22,852	44,996	17,166	(25,471)	36,691
Change $	(12,711)	(20)	(1,041)	(13,772)	(13,561)	(2,662)	8,943	(7,280)
Change %	(47.2)%	(0.2)%	8.3%	(60.3)%	(30.1)%	(15.5)%	(35.1)%	(19.8)%

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

		Three Months Ended June 30,				Six Months Ended June 30,
		2020	2019	Change $		2020	2019	Change $
Total profit for all segments		$9,080	$22,852	$(13,772)		$29,411	$36,691	$(7,280)
Recapture of intersegment profit		226	509	(283)		378	888	(510)
Net loss attributable to non-controlling interest		(48)	16	(64)		113	72	41
Net income attributable to controlling interest		$9,258	$23,377	$(14,119)		$29,902	$37,651	$(7,749)
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Astec Industries Inc.
Condensed Consolidated Balance Sheets
(In millions; unaudited)

	June 30, 2020	June 30, 2019
Assets
Current assets:
Cash and cash equivalents	$119.8	$24.9
Investments	2.9	1.2
Receivables, net	118.7	139.2
Inventories, net	263.2	360.9
Other current assets	25.8	31.3
Total current assets	530.4	557.5
Property, plant and equipment, net	177.8	191.9
Other long-term assets	85.6	99.2
Total assets	$793.8	$848.6

Liabilities
Current liabilities:
Accounts payable	$48.2	$70.3
Other current liabilities	95.8	103.6
Total current liabilities	144.0	173.9
Long-term debt	0.4	28.9
Other long-term liabilities	27.6	25.2
Total equity	621.8	620.6
Total liabilities and equity	$793.8	$848.6

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Astec Industries Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands; unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net income	$29,788	$37,579
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,601	13,139
Provision for doubtful accounts	780	806
Provision for warranties	5,137	4,496
Deferred compensation expense	193	144
Stock-based compensation	2,987	1,739
Deferred income tax provision	13,428	8,412
(Gain) loss on disposition of fixed assets	(730)	176
Asset impariment charge	4,146	—
Distributions to SERP participants	(434)	(1,007)
Change in operating assets and liabilities:
(Purchase) sale of trading securities, net	(9)	50
Trade and other receivables	5,445	(6,719)
Inventories	31,365	(5,240)
Prepaid expenses and other assets	2,681	911
Accounts payable	(7,714)	(2,006)
Accrued payroll and related expenses	(2,869)	(2,807)
Accrued product warranty	(4,538)	(5,287)
Customer deposits	(20,053)	(13,025)
Prepaid and income taxes payable, net	10,622	7,669
Other	2,015	3,841
Net cash provided by operating activities	84,841	42,871
Cash flows from investing activities:
Expenditures for property and equipment	(7,407)	(8,657)
Proceeds from sale of property and equipment	1,987	136
Other	(205)	433
Net cash used by investing activities	(5,625)	(8,088)
Cash flows from financing activities:
Payment of dividends	(4,971)	(4,956)
Bank loan repayments, net	(188)	(31,014)
Sale of Company shares held by SERP	125	222
Withholding tax paid upon vesting of restricted stock units	(565)	(160)
Net cash used by financing activities	(5,599)	(35,908)
Effect of exchange rates on cash	(2,677)	209
Net change in cash and cash equivalents	70,940	(916)
Cash and cash equivalents, beginning of period	48,857	25,821
Cash and cash equivalents at end of period	$119,797	$24,905
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Appendix
In its earnings release, Astec refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Nonetheless, this non-GAAP information can be useful in understanding the Company's operating results and the performance of its core businesses.
The amounts described below are unaudited, reported in thousands of U.S. Dollars (Except Share data), and as of or for the periods indicated.

2Q 2020 GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring Charges	As Adjusted (Non-GAAP)
Consolidated
Net sales	$265,299	$—	$265,299
GP	59,615	1,908	61,523
GP%	22.5%		23.2%
Operating income	10,860	7,900	18,760
Provision (benefit) from income taxes	1,868	1,906	3,774
Net income attributable to controlling interest	9,258	5,994	15,252
EPS	0.41	0.26	0.67
EBITDA	17,365	7,900	25,265

Infrastructure Solutions
Net sales	181,851	—	181,851
GP	38,289	1,908	40,197
GP%	21.1%		22.1%
EBITDA	18,980	3,611	22,591

Materials Solutions
Net sales	83,448	—	83,448
GP	21,214	—	21,214
GP%	25.4%		25.4%
EBITDA	10,562	1,550	12,112

2Q YTD 2020 GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring Charges	As Adjusted (Non-GAAP)
Consolidated
Net sales	$554,147	$—	$554,147
GP	133,636	1,908	135,544
GP%	24.1%		24.5%
Operating income	26,003	10,612	36,615
Provision (benefit) from income taxes	(3,275)	2,543	(732)
Net income attributable to controlling interest	29,902	8,069	37,971
EPS	1.32	0.35	1.67
EBITDA	38,913	10,612	49,525

Infrastructure Solutions
Net sales	384,469	—	384,469
GP	91,213	1,908	93,121
GP%	23.7%		24.2%
EBITDA	41,221	6,290	47,511

Materials Solutions
Net sales	169,678	—	169,678
GP	42,219	—	42,219
GP%	24.9%		24.9%
EBITDA	18,922	1,582	20,504

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2Q 2019 GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring Charges	As Adjusted (Non-GAAP)
Consolidated
Net sales	$304,802	$(20,000)	$284,802
GP	83,317	(19,974)	63,343
GP%	27.3%		22.2%
Operating income	30,481	(19,932)	10,549
Provision (benefit) from income taxes	7,008	(4,953)	2,055
Net income attributable to controlling interest	23,377	(14,979)	8,398
EPS	1.03	(0.66)	0.37
EBITDA	37,128	(19,932)	17,196

Infrastructure Solutions
Net sales	197,965	(20,000)	177,965
GP	57,743	(19,974)	37,769
GP%	29.2%		21.2%
EBITDA	32,431	(19,932)	12,499

Materials Solutions
Net sales	106,837	—	106,837
GP	25,493	—	25,493
GP%	23.9%		23.9%
EBITDA	11,315	—	11,315

2Q YTD 2019 GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring Charges	As Adjusted (Non-GAAP)
Consolidated
Net sales	$630,582	$(20,000)	$610,582
GP	160,167	(19,974)	140,193
GP%	25.4%		23.0%
Operating income	48,660	(19,420)	29,240
Provision (benefit) from income taxes	10,789	(4,955)	5,834
Net income attributable to controlling interest	37,651	(14,465)	23,186
EPS	1.66	(0.64)	1.02
EBITDA	62,067	(19,421)	42,646

Infrastructure Solutions
Net sales	417,214	(20,000)	397,214
GP	109,053	(19,974)	89,079
GP%	26.1%		22.4%
EBITDA	55,575	(19,420)	36,155

Materials Solutions
Net sales	213,368	—	213,368
GP	51,038	—	51,038
GP%	23.9%		23.9%
EBITDA	22,499	—	22,499
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

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Astec Industries Inc.
GAAP vs Non-GAAP Adj. EPS Reconciliations
(In thousands, except share and per share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income attributable to controlling interest	$9,258	$23,377	$29,902	$37,651
Plus: Restructuring	7,900	(19,932)	8,966	(19,420)
Plus: Goodwill impairment	—	—	1,646	—
Less: Provision from income taxes	(1,906)	4,953	(2,543)	4,955
Adjusted net income attributable to controlling interest	$15,252	$8,398	$37,971	$23,186

Diluted EPS	$0.41	$1.03	$1.32	$1.66
Plus: Restructuring	0.35	(0.88)	0.39	(0.86)
Plus: Goodwill impairment	—	—	0.07	—
Less: Provision from income taxes	(0.09)	0.22	(0.11)	0.22
Adjusted EPS	$0.67	$0.37	$1.67	$1.02

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com